                                                                    Exhibit 14

                                  [SWIFT LOGO]

                         Swift Transportation Co., Inc.

                         Code of Professional Conduct


Swift Transportation Co., Inc.'s mission includes promotion of professional conduct in the practice of all employees, officers, and board members throughout the Company. One of our values is that all employees are held to the highest standards of veracity. We are honest and ethical in all our business dealings, starting with how we treat each other. We keep our promises and admit our mistakes. Our personal conduct ensures that Swift will be there to deliver your future. Swift employees, officers, and board members hold an important and elevated role in corporate governance in that they are uniquely capable and empowered to ensure that all stakeholders' interests are appropriately balanced, protected and preserved. This Code provides principles to which Swift's employees, officers, and board members are expected to adhere and advocate. They embody rules regarding individual and peer responsibilities, as well as responsibilities to other employees, the public and other stakeholders. Employees, officers, and board members are expected to abide by this Code as well as any other applicable Swift policies or guidelines in the employee handbook relating to the areas covered by this Code.

The Company's employees, officers, and board members will:

     1. Act with honesty, integrity and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships. Compliance with this provision means that transactions involving conflicts of interest shall be approved by the appropriate person or, if required by the Company's policies or SEC rules, by the Board of Directors or committee of directors. Provided appropriate approvals are obtained in accordance with the Company's and the SEC's policies and rules, a conflict of interest transaction will be considered to be in compliance with this Code and not a waiver of the Code.

     2. Provide stakeholders with full, fair, accurate, timely, and understandable disclosure in reports and documents that a registrant files with, or submits to, the SEC and in other public communications made by the registrant.

     3. Comply with applicable rules and regulations of federal, state, provincial and local governments, and other appropriate private and public regulatory agencies.

     4. Act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing one's independent judgment to be subordinated.

     5. Maintain the confidentiality of information obtained in the course of one's work except when authorized or otherwise legally obligated to disclose.

     6. Ensure that confidential information acquired in the course of one's work is not used for personal advantage.

     7. Obtain adequate training and share knowledge applicable to one's duties and responsibilities to Swift and its stakeholders.

     8. Proactively promote and be an example of ethical behavior among peers, in the work environment and in the community.

     9. Achieve accountability of and control over all assets and resources engaged or entrusted in the course of one's work.

    10. Report promptly to Swift's corporate counsel, the audit committee or other appropriate personnel all violations of the code of which you become aware. Reports of unethical or illegal conduct or any types of behavior that is a breach of company policy or a state or federal offense may be reported through the Swift 800 Tipline (1-877-261-6622). Calls may be anonymous and will be directed to Internal Audit. All reports will be thoroughly and effectively investigated. In conjunction with Federal Law, the Company does not tolerate retribution, retaliation or adverse personnel action of any kind for reports made in good faith.

     Any violations of the Code may result in disciplinary action, up to and including immediate termination. Some violations could result in fines, imprisonment and civil liability.

     Any amendment or waiver of the Code for executive officers and directors may only be made by the Company's Board of Directors and must be reported within 5 business days after making the amendment or granting the waiver, including an explanation for the waiver. Disclosure will be made either in a Form 8-K or through the Company website, as the Board of Directors may determine